June 24th, 2012

Letter of Intent with Global Products Holding Corp, Inc.

Gentlemen:

The purpose of this letter is to set forth our preliminary understanding with respect to the proposed business combination between ***Global Products Holding Corp, Inc. ("GPH")*** *and* ***Premiere Opportunities Group, Inc. ("POG")*** a fully reporting public company listed on the "Over the Counter" Bulletin Board,the OTC QB and/or its officers, shareholders and assigns.

1. Definitive Agreement

As soon as reasonably possible after the date hereof the parties intend to enter into a definitive agreement regarding the proposed transaction (the "Agreement") providing for the business combination between GPH and POG. It is presently intended that the closing of the proposed transaction (the "Closing") will take place on or about July 15th 2012 or a date mutually agreed upon.

2. Additional Provisions of the Agreement

The terms and conditions of the business combination are to be contained in the Agreement, which will be reasonably satisfactory in all respects, in form and substance, to the parties and their counsel.

It is anticipated that there will be two closings.

The first will be the closing

(a) The first will be the closing of Global Products Holdings into a subsidiary of Premiere Opportunities Group, Inc. whereby POG will change the name and elect Robert Leng to the board of directors and as President of the public corporation known as POG for the purposes of this document.

The second will be the reverse merger of Triana Stores into a newly formed subsidiary whereby the net effect will be a change of control via the reverse merger and the issuance of seventy (78) eight percent of the POG to be capitalized common stock to Robert Leng et al.

(b) definitive agreements will also provide that POG and/or its affiliates and investor group will maintain an equity stake equal to 22% of the fully diluted common stock in conjunction with the closing of the anticipated business combination.

POG will maintain its 22% equity position with no further dilution by GPH thru the advent and ratification by GPH of the issuance of any additional common stock, preferred stock, options and or warrants unless they are to be issued in conjunction with a financing of GPH and the intended purchase of Triana Stores a retail clothing chain in Korea which owns 28 retail stores

(c) Included in the definitive agreements will be such language to further describe the anti dilution provisions and the representations by GPH to uphold such provision.

(d) Mr. Robert Leng and Mr. Chris Giordano will both receive individually a 3 year "cashless option" for the equivalent of five (5) percent of the combined company's common stock post merger for their services rendered in the closing of the business combination.

(e) POG will form a separate subsidiary for the acquisition of Global Products Holdings, Inc. to be known as subsidiary one (1)

(f) POG will also form an outside subsidiary for the intended acquisitions of the Avani Group and/or any other acquisition opportunities that may present themselves with the exact capital structure as the parent corporation that will be the accounting parent or the public corporation formerly Premiere Opportunities Group, Inc

(g) POG will change the name of the Nevada Corporation from Premiere Opportunities Group, Inc to Global Fashion Group, Inc upon the acquisition of Global Products Holdings, Inc into subsidiary one (1).

(h) POG will assist Global Fashion Group, Inc in applying to FINRA for a new "ticker symbol" .subsequent to the Triana Stores acquisition.

(g) POG will issue to Robert Leng et al, 18 million common shares of POG common stock in conjunction with the closing of the Global Products Holdings, Inc acquisition.

(h) In conjunction with the closing of the Triana Stores acquisition Global Fashion Group will sign a 3 year advisory agreement with Birchwood Capital Advisors LLC, whose terms are to be finalized before the parties to the acquisition set a definitive closing date

3. Termination

Negotiations pertaining to the Agreement may be terminated by the undersigned at any time without cost or liability. In order to induce the undersigned to enter into negotiations with respect to the business combination, GPH agrees that it will not discuss any business combination, reverse merger or any similar transaction with any party other than the undersigned or enter into any negotiations or conversations with respect thereto with any party other than the undersigned before July15 th 2012 unless the undersigned has terminated negotiations pertaining to the Agreement in writing or given its prior written consent.

4 Confidentiality.

By separate agreement, the parties have entered into certain undertakings as to the confidentiality of information exchanged between them.

5. Expenses.

Each party hereto shall bear its own legal and other expenses in connection with the negotiation and consummation of this transaction with the exception of any expenses that arise in conjunction with the business combination which amount will not exceed $100,000 to be borne by GPH

6. Broker.

Each party hereto represents to the other that it has not dealt with or agreed with any broker or finder or similar person and that no fees shall be payable to any person or entity as a result of the transactions contemplated hereby. Each party hereto agrees to indemnify and hold harmless and defend the other from and against any and all damages, costs, expenses (including without limitation reasonable attorneys' fees), losses and liabilities in connection with any claim for any brokers', finders' or similar fees in respect of this transaction by any person claiming the same against the party seeking indemnity in respect of the actions of the other party.

7. Public Announcements.

The parties will advise and consult with one another prior to the issuance of any public announcements pertaining to the proposed transaction.

8. Counterparts.

This letter may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

It is expressly understood that this letter is merely an expression of intent and neither party thereto shall have any obligation to the other (except as set forth in Paragraphs 3, 4, 5, 6 and 7 hereof) until the execution and delivery of, and as provided in, an Agreement. This letter shall not create rights or confer any benefit on third parties.

This agreement supersedes in its entirety any and all other prior agreements and/or understandings entered into by the parties.

If the foregoing correctly sets forth our understanding with respect to the subject matter hereof, please so indicate by executing and returning to the undersigned the enclosed copy of this letter.

PREMIERE OPPORTUNITES GROUP, INC.

By: ______________________

Chris H Giordano

Treasurer / CoChairman

AGREED AND ACCEPTED:

Global Products Holding Corp.

By: ______________________ 6/26/2012

Robert Leng

PRESIDENT